UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.__)*

                             CORRPRO COMPANIES, INC.
                                (Name of Issuer)

                         COMMON STOCK WITHOUT PAR VALUE
                         (Title of Class of Securities)

                                   220317 10 1
                                 (CUSIP Number)

                                  APRIL 4, 2002
             (Date of Event Which Requires Filing of This Statement)




 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
  [ ]    Rule  13d-1(b)
  [X]    Rule  13d-1(c)
  [ ]    Rule  13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
CUSIP NO. 220317 10 1                                          PAGE 2 OF 8 PAGES
                                                                   ---  ---

1.             NAME  OF  REPORTING  PERSON
               JB  Capital  Partners,  L.P.
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 13-3726439
--------------------------------------------------------------------------------
2.             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.             SEC  USE  ONLY

--------------------------------------------------------------------------------
4.             CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
               Delaware

--------------------------------------------------------------------------------
               5.   SOLE  VOTING  POWER
                    -0-
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED  VOTING  POWER
BENEFICIALLY        484,800
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE  DISPOSITIVE  POWER
  REPORTING         -0-
 PERSON WITH   -----------------------------------------------------------------
               8.   SHARED  DISPOSITIVE  POWER
                    484,800
--------------------------------------------------------------------------------
9.             AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORT
               PERSON
               484,800
--------------------------------------------------------------------------------
10.            CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES* [ ]

--------------------------------------------------------------------------------
11.            PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
               5.9%

--------------------------------------------------------------------------------
12.            TYPE  OF  REPORTING  PERSON*
               PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------

                                  SCHEDULE 13G
CUSIP NO. 220317 10 1                                          PAGE 3 OF 8 PAGES
                                                                   ---  ---

1.             NAME  OF  REPORTING  PERSON
               Alan  W.  Weber
               I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2.             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.             SEC  USE  ONLY

--------------------------------------------------------------------------------
4.             CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
               United States

--------------------------------------------------------------------------------
               5.   SOLE  VOTING  POWER
                    35,000
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED  VOTING  POWER
BENEFICIALLY        484,800
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE  DISPOSITIVE  POWER
  REPORTING          35,000
 PERSON WITH   -----------------------------------------------------------------
               8.   SHARED  DISPOSITIVE  POWER
                    484,800
--------------------------------------------------------------------------------
9.             AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORT
               PERSON
               519,800
--------------------------------------------------------------------------------
10.            CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES* [ ]

--------------------------------------------------------------------------------
11.            PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
               6.3%

--------------------------------------------------------------------------------
12.            TYPE  OF  REPORTING  PERSON*
               IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

ITEM  1(a).    NAME  OF  ISSUER.

               Corrpro  Companies,  Inc.

ITEM  1(b).    ADDRESS  OF  ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES:

               1090  Enterprise  Drive
               Medina,  Ohio  44256

ITEM  2(a).    NAME  OF  PERSONS  FILING:

               This  statement  is  filed  by:
               (i) JB Capital Partners, L.P., a Delaware limited partnership ("JB Capital"); and

               (ii) Alan W. Weber, a United States citizen ("Weber")


ITEM  2(b).    ADDRESS  OF  PRINCIPAL  BUSINESS  OFFICE OR, IF NONE, RESIDENCE:

               23 Berkley Lane, Rye Brook, New York  10573

ITEM  2(c).    CITIZENSHIP:

               See  Item  2(a)

ITEM  2(d).    TITLE  OF  CLASS  OF  SECURITIES:

               Common Stock without par value

ITEM  2(e).    CUSIP  NUMBER:

               220317  10  1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               Not  applicable.


                                Page 4 of 8 Pages

                                  SCHEDULE 13G

ITEM  4.       OWNERSHIP:

               (i)  JB Capital Partners, L.P.:

               (a)  Amount beneficially owned: 484,800 shares
               (b)  Percent of class: 5.87%
               (c)  Number of shares as to which such person has:
                         (i)  Sole power to vote or to direct the vote: 0 shares
                         (ii) Shared power to vote or to direct the vote:
                              484,800 shares
                         (iii)Sole power to dispose or to direct the
                              disposition of: 0 shares
                         (iv) Shared power to dispose or to direct the
                              disposition of: 484,800 shares

               (ii) Alan W. Weber:

               (a)  Amount beneficially owned: 519,800 shares
               (b)  Percent of class: 6.29%
               (c)  Number of shares as to which such person has:
                         (i) Sole power to vote or to direct the vote: 35,000 shares
                         (ii) Shared power to vote or to direct the vote:
                              484,800 shares
                         (iii)Sole power to dispose or to direct the
                              disposition of: 35,000 shares
                         (iv) Shared power to dispose or to direct the
                              disposition of: 484,800 shares

ITEM  5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not  applicable.

ITEM  6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not  applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not  applicable.

ITEM  8.       IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS OF THE GROUP.

               None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii)(J)


                                Page 5 of 8 Pages

                                  SCHEDULE 13G

ITEM  9.       NOTICE  OF  DISSOLUTION  OF  GROUP.

               Not  applicable.


ITEM  10.      CERTIFICATIONS.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 6 of 8 Pages

                                  SCHEDULE 13G


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  April 11, 2002



                                              JB CAPITAL PARTNERS, L.P.


                                              By:  /s/  Alan  W.  Weber
                                                   -----------------------------
                                                   Name: Alan  W.  Weber
                                                   Title:General  Partner


                                              By:  /s/  Alan  W.  Weber
                                                   -----------------------------
                                                   Alan  W.  Weber


                                Page 7 of 8 Pages

                                  SCHEDULE 13G


                             JOINT FILING AGREEMENT


     The undersigned parties hereby agree that the Schedule 13G filed herewith relating to the Common Shares without par value of Corrpro Companies, Inc. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each such person.

Date:  April 11, 2002



                                              JB CAPITAL PARTNERS, L.P.


                                              By:  /s/  Alan W. Weber
                                                   -----------------------------
                                                   Name: Alan  W.  Weber
                                                   Title: General  Partner


                                              By:  /s/  Alan  W.  Weber
                                                   -----------------------------
                                                   Alan  W.  Weber


                                Page 8 of 8 Pages